                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                            (Amendment No.   4    )*


                       New Brunswick Scientific Co., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    642876106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



-----------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

CUSIP No. 642876106                    13G              Page  2  of  8  Pages
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The TCW Group, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada corporation
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES                                                     349,125
         BENEFICIALLY              ---------------------------------------------
           OWNED BY                6    SHARED VOTING POWER
             EACH                                                          -0-
           REPORTING               ---------------------------------------------
            PERSON                 7    SOLE DISPOSITIVE POWER
             WITH                                                      349,125
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                                                           -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       349,125
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      9.2% (see response to Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                      HC/CO
--------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 642876106                    13G              Page  3  of  8  Pages
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert Day
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES                                                     349,125
         BENEFICIALLY              ---------------------------------------------
           OWNED BY                6    SHARED VOTING POWER
             EACH                                                          -0-
           REPORTING               ---------------------------------------------
            PERSON                 7    SOLE DISPOSITIVE POWER
             WITH                                                      349,125
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                                                           -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       349,125
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      9.2% (see response to Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*7
                                      HC/IN
--------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages


Item 1(a).     Name of Issuer:

               New Brunswick Scientific Co., Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               44 Talmadge Road
               Edison, NJ 08818

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               200 Park Avenue, Suite 2200
               New York, New York 10166
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               642876106

                                                               Page 5 of 8 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act:

                         Not applicable

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act:

                         Not applicable

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                         Not applicable

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                         Not applicable

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                         Not applicable

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                         Not applicable

          (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                         The TCW Group, Inc.
                         Robert Day (individual who may be deemed to control The
                              TCW Group, Inc. and other holders of the Common Stock of the issuer)

          (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable.

                                                               Page 6 of 8 Pages

Item 4.        Ownership **

          THE TCW GROUP, INC.

               (a)  Amount beneficially owned: 349,125

               (b)  Percent of class: 9.2%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            349,125

                    (ii)  Shared power to vote or to direct the vote:   none.

                    (iii) Sole power to dispose or direct the disposition of:
                            349,125

                    (iv) Shared power to dispose or to direct the disposition of: none.

          ROBERT DAY

               (a)  Amount beneficially owned: 349,125

               (b)  Percent of class: 9.2%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            349,125

                    (ii)  Shared power to vote or to direct the vote: none.

                    (iii) Sole power to dispose or direct the disposition of:
                            349,125

                    (iv) Shared power to dispose or to direct the disposition of: none.

--------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

                                                               Page 7 of 8 Pages


Item 5.        Ownership of Five Percent or Less of a Class.

                    Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Various persons other than as described in Item 4, including the TCW Value Added Trust, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of New Brunswick Scientific Co., Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SEE Exhibit A.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable. SEE Exhibits A and B.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 8 of 8 Pages

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 12th day of February, 1997.


                                        The TCW Group, Inc.


                                        By:  /s/ Mohan V. Phansalkar
                                             -----------------------
                                             Mohan V. Phansalkar
                                             Authorized Signatory



                                        Robert Day


                                        By:  /s/ Mohan V. Phansalkar
                                             -----------------------
                                             Mohan V. Phansalkar
                                             Under Power of Attorney dated
                                             January 30, 1996, on File with
                                             Schedule 13G Amendment Number 1 for
                                             Matrix Service Co. dated January
                                             30, 1996.